Exhibit 19

REGENCY CENTERS CORPORATION

POLICY STATEMENT ON Insider Trading

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then Trade in the Company’s securities (often referred to as Tippees), is prohibited by the federal securities laws. Insider Trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who Trade, or who tip inside information to others who Trade, federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent Insider Trading by company personnel.

The Company’s Board of Directors has adopted this Policy both to satisfy the Company’s obligation to prevent Insider Trading and to help the Company’s personnel avoid the severe consequences associated with violations of the Insider Trading laws. This Policy is intended also to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not only Insiders).

Scope

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its direct and indirect controlled subsidiaries. Responsibility for adhering to this Policy and avoiding unlawful transactions in Company Securities rests with the persons covered by this Policy. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information.

This Policy also applies to family members who reside with those subject to this Policy, anyone else who lives in their household, and any family members who do not live in their household but whose transactions in securities are directed by or subject to the influence or control of those subject to this Policy (such as parents or children who consult with you before they Trade in securities).

Definitions

Company Securities. Any security of the Company, including common stock, preferred stock, derivative securities such as warrants and options, and debt securities such as debentures, bonds and notes (whether convertible or non-convertible).

Insider(s). Any person who possesses material non-public information is considered an Insider as to that information. Insiders include Company directors, officers, employees, independent contractors, and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of Insider is transaction specific; that is, an individual is an Insider with respect to each material, non-public item of which he or she is aware.

Section 16 Individual. The directors of the Company and the persons designated as “executive officers” of the Company from time to time by the Company’s Board of Directors. Stockholders that beneficially own more than 10% of Company common stock are also subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, if they elect, may use the procedures set forth in this Policy.

Tippee. A person to whom an Insider has disclosed material non-public information regarding the Company or to whom the Insider has made recommendations or expressed an opinion on Trading in the Company’s securities based on such information.

Trading or Trade. Purchasing, selling, gifting or otherwise transferring the Company’s securities. Trading refers not only to the purchase or sale of Company Securities, but also to the purchase or sale of puts, calls, or other options with respect to such securities.

Consequences of an Insider Trading Violation

The Trading of Company Securities while aware of material non-public information, and the disclosure of material non-public information to others who then Trade in Company Securities, is prohibited by the federal and state securities laws. Any such violations are pursued vigorously by the SEC, the Department of Justice and state enforcement authorities. Punishment for Insider Trading violations is severe and can include significant (multi-million dollar) fines and imprisonment. While the regulatory authorities generally concentrate their efforts on the individuals who Trade and who provide inside information to Tippees, these laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent Insider Trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

No Trading while Aware of Material Non-Public Information

No one who is aware of material non-public information relating to the Company may, directly or through family members or other persons or entities:

(a)
Trade in Company Securities (other than pursuant to a pre-approved Trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information; or
(b)
pass that information on to others outside the Company, including family and friends.

In addition, no one who, in the course of working for the Company, learns of material non-public information about a company with which the Company does business, including a tenant, contractor, consultant or vendor of the Company, may Trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material non-public information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. This Policy is applicable to all forms of communication, including the various types of social media.

While the federal securities laws do not specifically list examples of what constitutes “material information,” the term is generally defined as any information that a reasonable investor would consider important in making a decision to purchase, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information regarded as material are:

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Projections of future earnings, NOI or other key financial metrics, including the Company’s issuance of earnings or other guidance, change in guidance or a statement of its beliefs as to whether or not previously issued guidance will be achieved;
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Earnings and other key financial metrics that are inconsistent with the consensus expectations of the investment community;
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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset or group of assets which, taken as a whole, are significant;
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A change in dividend or dividend policy, as well as a confirmation that the dividend will not change, the declaration of a stock split, or an offering of additional securities;
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A change in management;
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Impending bankruptcy or the existence of liquidity problems;
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The impairment of a property or other asset; and
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Cybersecurity/data privacy risks and incidents, including vulnerabilities and breaches.

Remember, anyone scrutinizing your actions and transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the action and transaction in hindsight.

If you are aware of material non-public information, you may not Trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second full Trading day following the Company’s widespread public release of the information.

Earnings Black-Out Period

All officers and directors are subject to a quarterly black-out period in advance of quarter close. In addition, all employees involved in the preparation of the Company’s financial statements are subject to such quarterly black-out period. Such persons may not Trade in Company Securities beginning on the day which is fourteen (14) days preceding the end of a fiscal quarter and ending until the second full Trading day following the date of the public release of the Company’s earnings results for that fiscal quarter.

Share Repurchase Plan or Program Announcement-Related Black-Out Period

All Section 16 Individuals are subject to a black-out period beginning four (4) business days before and ending four (4) business days after each of the following:

•
the Company’s public announcement of a Company Securities share repurchase plan or program; and
•
the Company’s public announcement of an increase of an existing Company Securities share repurchase plan or program.

Event-Specific Black-Out Periods

From time to time, an event may occur that is material to the Company and is known by only certain directors, officers and/or employees. So long as the event remains material and non-public, persons designated by the Chief Financial Officer or General Counsel may not Trade Company Securities, even outside of an earnings black-out period described above. The existence of an event-specific Trading black-out or extension of an existing black-out period will not be announced generally within the Company as a whole, and those persons subject to the event-specific blackout should not communicate its existence to any other person. Even if the Chief Financial Officer or General Counsel has not designated you as a person who should not Trade due to an event-specific restriction, you may not Trade Company Securities while aware of material non-public information.

Pre-Clearance of Trades

All officers and directors must pre-clear any proposed transaction in Company Securities with the Chief Financial Officer and the General Counsel, and the Chief Financial Officer must pre-clear any of his or her own proposed transactions in Company Securities with either the Chief

Executive Officer or the Chairman of the Board and the General Counsel. Each proposed transaction (including gifts or donations of securities) will be evaluated to determine if it could raise Insider Trading concerns or other concerns under securities laws and regulations. Clearance of a transaction, if given, is valid only for a 72-hour period. If the transaction order is not placed within that 72-hour period, the previous clearance will be deemed to have expired and clearance of the proposed transaction must be re-requested. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

Notice of Certain Trades

In addition to the pre-clearance of proposed transactions in Company Securities as described above:

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The Lead Independent Director shall be notified of all Trades effected by the Chair of the Board and the Chief Executive Officer.
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The Chair of the Board shall be notified of all Trades effected by the Chief Executive Officer and the Lead Independent Director.
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The Chief Executive Officer shall be notified of all Trades effected by the Chair of the Board and the Lead Independent Director.

Section 16 Reporting Requirements

After a Section 16 Individual obtains pre-clearance, details of the executed Trade (including gifts and donations) must be reported immediately to the General Counsel and Senior Corporate Paralegal to allow for preparation and filing with the SEC of the required information about the transaction under Section 16 of the Exchange Act.

Application of the Company’s Insider Trading Policy to Certain Specific Transactions

Short-Term Trading. Short-term purchasing and selling of Company Securities are strongly discouraged, even outside of black-out periods, because they may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. In addition, under Section 16 of the Exchange Act, profits generated, or losses avoided, in opposite-way, open market transactions (i.e., a sale or purchase of Company Securities of the same type) made within six months of each other, which are often referred to as “short swing profits,” will require disgorgement by directors and executive officers, with very limited exceptions. As noted below, directors and executive officers are also required to file reports with the SEC pursuant to Section 16 disclosing their transactions in Company Securities, so any short-term Trading may result in questions and scrutiny.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you have elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any sale of stock received by the recipient pursuant to a restricted stock award after vesting.

Gifts and Donations. Since many recipients of gifted or donated securities immediately sell such securities upon receipt, the Company’s Insider Trading Policy applies to the gifting or donation of Company Securities. Thus, you may not make a gift or donation of Company Securities during times when you are not otherwise able to sell Company Securities under this Policy.

Stock Option Exercises. This Policy applies to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or tax withholding requirements associated with that exercise. However, this Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s option plans where you continue to hold all of the shares as to which the option was exercised. This Policy also does not apply when a person has elected to have the Company withhold shares subject to an option to pay the option exercise price or to satisfy tax withholding requirements.

401(k) Plan. This Policy does not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election, provided that no change to your election may be made during a black-out period or when you are aware of material non-public information. As such, you may not make any of the following elections during a black-out period or when you are aware of material non-public information: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of any of your Company stock fund balance, and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to or from the Company’s stock fund.

Employee Stock Purchase Plan. This Policy applies to your sales of Company stock purchased pursuant to the employee stock purchase plan, but does not apply to purchases resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan, provided that no change to your election may be made during a black-out period or when you are aware of material non-public information. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that you had elected to participate by lump-sum payment at the beginning of the applicable enrollment period.

Dividend Reinvestment Plan. This Policy does not apply to periodic purchases of Company stock under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities, provided that no changes in your level of participation in the plan may be made during a black-out period or when you are aware of material non-public information.

Deferred Compensation Plan. This Policy does not apply to the share units or phantom shares credited under our deferred compensation plan in consideration of your periodic contribution of money or stock awards to the plan pursuant to the election you made at the time of your annual enrollment in the plan. This policy also does not apply to share units or phantom shares credited in consideration of your lump sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period.

This Policy does apply to your election to participate in the share unit or phantom share deferral accounts under the plan for any enrollment period, and to any modification or revocation of that election or early distribution pursuant to the plan, as well as to any early distribution in respect of share units or phantom shares (in each case, to the extent any such modification, election, revocation or distribution is permitted under the plan).

Short Sales. Section 16(c) of the Exchange Act generally prohibits officers and directors from engaging in short sales of Company Securities. In addition, short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. Short sales may also reduce the seller’s incentive to work to improve the Company’s performance. For these reasons, short sales of Company’s Securities are prohibited by this Policy.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Company Securities and therefore creates the appearance that the person is Trading based on inside information. Transactions in options also may focus a person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities based on Company’s Securities, on an exchange or in any other organized market, by officers and directors are prohibited by this Policy. (See, also, the following discussion of Hedging Transactions.)

Hedging Transactions. Hedging transactions, such as covered calls, put options, zero-cost collars and forward sale contracts, that use Company’s Securities or substantially identical property, allow a person to lock in much of the value of his or her Company Securities holdings, often in exchange for all or part of the potential for upside appreciation in the Company Securities. These transactions allow a person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, these types of transactions are prohibited by this Policy.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to Trade in Company’s Securities, the Company’s officers and directors are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense (i.e., evidence, which, if found to be credible, will negate criminal or civil liability) to claims of Insider Trading liability under Rule 10b-5 for persons who Trade Company Securities under written plans adopted in good faith at a time when the person does not possess material non-public information (each being a “Rule 10b5-1 Plan”). To be eligible to rely on this affirmative defense, a person subject to this Policy must adopt such a plan that meets certain additional conditions specified in Rule 10b5-1. If the Rule 10b5-1 Plan meets all such conditions, Company Securities may be purchased or sold under the plan without regard to certain Insider Trading restrictions, and after initial pre-approval of the plan as provided in this Policy, no further pre-approval or -clearance of individual Trades conducted in accordance with such Rule 10b5-1 Plan will be required.

Requirements for All Rule 10b5-1 Plans

The following guidelines apply to all Rule 10b5-1 Plans in order to comply with this Policy:

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All Rule 10b5-1 Plans should have a duration of at least six months and no more than two years. (Note that a common duration of a 10b5-1 Plan is one year.)

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Once all Trades under a Rule 10b5-1 Plan are completed or expire without execution, a person may adopt another Rule 10b5-1 Plan.

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Subject to certain limited exceptions specified in Rule 10b5-1, you may not adopt more than one Rule 10b5-1 Plan at the same time.

•
Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Plan as a single transaction in any 12-month period.

In addition, all Rule 10b5-1 Plans under this Policy must:

•
Be approved by the Company’s Chief Financial Officer and General Counsel; provided that any Rule 10b5-1 Plan proposed to be adopted by the Chief Financial Officer and General Counsel shall be approved by the Chief Executive Officer or the Chair of the Board.
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Meet the requirements of Rule 10b5-1 and this Policy.
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Be adopted when a black-out period is NOT in effect.
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Include a representation certifying that on the date of adoption of such plan: (i) you are not aware of material non-public information about the Company or the Company Securities; and (ii) you adopted the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
•
Have a “cooling-off period” between the date on which the plan is adopted or modified and when Trading under the plan commences. The length of the cooling-off period depends on the person’s position in the Company. For directors and officers, Trading under the Rule 10b5-1 Plan must not begin until after the later of: (i) 90 days after the adoption of the Rule 10b5-1 Plan; or (ii) two business days after the filing of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted. In any event, for directors and officers, the cooling-off period is subject to a maximum of 120 days after adoption of the Rule

10b5-1 Plan. For all other employees, the cooling-off period is 30 days after the adoption or modification of the plan.
•
Not permit the person adopting the Rule 10b5-1 Plan to exercise any subsequent influence over how, when or whether to Trade in Company Securities separate from the express terms of the plan; provided that, if anyone else is permitted to exercise such influence, the plan must require that such person is not aware of any material non-public information when doing so and the plan either (i) specifies the amount and price of securities to be Traded, and date of such transactions; or (ii) includes a written formula or algorithm, or computer program, for determining the amount and price of securities to be Traded, and date of such transactions.

The “good faith” requirement for persons adopting Rule 10b5-1 Plans cannot be overemphasized. A person must act in good faith with respect to a Rule 10b5-1 Plan when adopting the plan and throughout the duration of the plan. Insiders may lose the affirmative defense afforded by Rule 10b5-1 if changes or cancelations are deemed to have been made as part of a plan to evade Insider Trading laws. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or canceled prior to its expiration.

Amending or Canceling Rule 10b5-1 Plans

Changes to an existing Rule 10b5-1 Plan are allowed so long as they are made in good faith, the person is not in possession of material non-public information, and the modification takes place other than during a black-out period. However, any changes must first be approved by the Company’s Chief Financial Officer and General Counsel and, if the change affects the amount, price or timing of the purchase or sale of securities, the change will trigger another cooling-off period. Subject to certain conditions set forth below.

Rule 10b5-1 Plans may be canceled at any time, even if the person is in possession of material nonpublic information. If a Rule 10b5-1 Plan is canceled, a person may adopt another Rule 10b5-1 Plan.

In addition to pre-approval of the adoption of a Rule 10b5-1 Plan, you must provide the Company’s Chief Financial Officer and General Counsel with written notice of any modification or cancelation of an existing Rule 10b5-1 Plan (as well as any other written Trading arrangement, even if such other Trading arrangement is not designed to comply with Rule 10b5-1) prior to its implementation and obtain pre-clearance therefor.

Other Caveats as to Rule 10b5-1 Plans

Please also note that while pre-approval and adoption of a Rule 10b5-1 Plan may provide an affirmative defense to Insider Trading claims, it does not reduce or eliminate such person’s obligations under Section 16 of the Exchange Act, including such disclosure of each Trade and short-swing profits disgorgement by directors and executive officers.

Any pre-approval under this Policy of a Rule 10b5-1 Plan shall not constitute, and shall not be deemed to constitute, any endorsement or approval of that Rule 10b5-1 Plan by the

Company, or a determination, conclusion or opinion by the Company or its personnel that the terms of that Rule 10b5-1 Plan (or any modification or cancelation thereof), the adoption, use or administration thereof or any transactions effected pursuant thereto comply with (and do not violate) applicable securities laws or that any purchases or sales of Company Securities thereunder will be effected in compliance with such securities laws.

You should consult with your broker and, if necessary or appropriate, your own legal counsel in implementing a Rule 10b5-1 Plan.

Post-Employment

This Policy continues to apply to your transactions in Company Securities even after you have terminated employment. Specifically, if you are in possession of material non-public information when your employment terminates, you may not Trade in Company Securities until that information has become public or is no longer material.

Questions

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel.